UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W.
Herrick, and Michael Indenbaum
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Herrick Foundation
2290 FIRST NATIONAL BUILDING
660 WOODWARD AVENUE
DETROIT, MICHIGAN 48226
313-465-7733
April 13, 2009
Mr. Edwin L. Buker
Chairman, President & CEO
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor MI 48108
Dear Ed:
     Thank you for your attached April 2, 2009 letter to me. We agree that it would be the best course for Tecumseh and the Herrick Foundation to settle their differences in an amicable fashion and allow the Company to address the serious issues that are facing it without the distraction and expense that has been caused by the proxy contests and the regrettably necessary litigation. Unfortunately, we also believe that the proposal and other contents in your letter are more evidence of your team’s continuing lack of genuine interest in resolving this matter and sincerely addressing the many challenges and concerns that face Tecumseh. We regret that your letter and the preliminary proxy statement/prospectus filed with the SEC on March 27, 2009 (“Proxy Statement”) are a continuation of the Board’s lack of forthrightness with its shareholders and untruthful characterization of the Herrick Foundation’s position.
     While our counsel has had a number of settlement discussions with your counsel over the past several weeks, the proposal that was made in your letter was never raised or discussed during these discussions as you suggest in your letter. What has been consistent between your letter and all of these discussions is that you will not accept any proposal that does not provide for your nominees constituting a majority of the Board. Contrary to your implications, and we believe intentionally missing in your letter, is the fact that the Foundation has proposed a settlement which would provide neither side a majority, but would include an identified industry expert mutually selected by the parties as the seventh director.
     The proposals made by your counsel, and even more dramatically in your letter, make it clear that management continues to require a domination of the Board in order to avoid any constructive Board scrutiny of strategic direction, conservation of cash and executive compensation policies. We believe that the current Board is going in the wrong strategic direction, as evidenced by Tecumseh’s poor 2008 results, has wasted money entrenching itself and has inadequately overseen Tecumseh’s executive compensation programs.
     Your claim that the Company’s acceptance of several of the Foundation’s positions is evidence that the Board has properly addressed all of the disputed issues is suspect. Before accepting these positions, the Board first attempted to engage in conduct that was calculated to interfere with the voting rights of shareholders and was later reversed based on court determinations and orders. It was only after long, expensive litigation and court order that your Board has accepted the Foundation’s positions. When one considers the true nature of the Board nominee selection process which is discussed below, this does not bode well for transparent and effective oversight of management by your proposed Board of Directors.
     The Company’s argument that it has assembled nominees that are independent and, therefore, should be elected is simply another example of the Company’s lack of candor with its shareholders. Despite your stated goal of assembling nominees without ties to any constituency using the executive search firm of Korn/Ferry International, two of Tecumseh’s four new nominees have substantial business ties to, and relationships with, Tecumseh’s CEO and a current director. Mr. William E. Redmond, Jr. was Chairman of the Board of Citation Corporation while you were its President and Chief Executive Officer. Both resigned within weeks of each other after Citation Corporation completed its second bankruptcy reorganization in 2007. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in the Proxy Statement. In addition, Mr. Greg C. Smith, another of Tecumseh’s new nominees, serves on the board of directors of Solutia, Inc., where Mr. Jeffrey N. Quinn, current director and nominee of Tecumseh, serves as Chairman of the Board, President and Chief Executive Officer.
     It is difficult to understand why Tecumseh had to hire a search firm to find “independent” directors if the identities of the directors and their backgrounds were already known by, and these nominees have had significant relationships with, current directors. We believe Tecumseh has again been less than transparent with its shareholders, all in pursuit of your desire to control the Board.
     In addition, we believe that other information about Tecumseh’s new nominees raise concerns about the selection process for these nominees. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s Proxy Statement. First, it is important to note that when Mr. Smith was a director of Fannie Mae and a member of its compensation committee, the board opposed a “Say-on-Pay” proposal submitted by The Federation of State, County and Municipal Employees (see Fannie Mae’s 2007 proxy statement).
     Mr. Smith continued on Fannie Mae’s compensation committee until his resignation in September 2008 after the taxpayer bailout of Fannie Mae resulted in the government taking over the directors’ responsibilities (see Fannie Mae’s Current Report on Form 8-K, dated September 11, 2008 at page 10). One of the government’s first steps was to cancel “Golden Parachutes” for some senior executive officers of Fannie Mae that would have paid them as much as $25 million (see the Washington Post, September 15, 2008; Federal Housing Finance Agency Statement), which the compensation committee had approved.
     Mr. Redmond was a defendant in a trade secrets lawsuit, PepsiCo, Inc. v. Redmond. In ruling against Mr. Redmond, a federal district court judge found that his “lack of forthrightness on some occasions, and out and out lies on others . . . leads the court to conclude that defendant Redmond could not be trusted to act with the necessary sensitivity and good faith” when addressing the trade secret confidentiality issues.

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     Based upon these facts, including the relationships of your nominees, their history, the nature of the selection process and the lack of candor about all of these matters, we do not expect significant changes in Board oversight of management if your nominees constitute a majority of the new Board.
     We are in a very unfortunate situation today. I wish there was a way to resolve it, but based upon your team’s unrelenting pursuit to continue to control the Board (which pursuit includes misleading the shareholders), the shareholders will have to resolve this matter at the Annual Meeting.

Very truly yours, HERRICK FOUNDATION
/s/ TODD W. HERRICK
Todd W. Herrick, President

c:	Lynn Dennison, Esq. Michael J. Aiello, Esq. Patrick T. Duerr, Esq.

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     Herrick Foundation plans to solicit proxies for the Tecumseh Products Company 2009 annual meeting of shareholders. Before soliciting proxies, Herrick Foundation will provide shareholders with a proxy statement, which it will also file with the United States Securities and Exchange Commission (“SEC”). Herrick Foundation advises shareholders to read the definitive proxy statement when it is available because it will contain important information. Shareholders may obtain free copies of the proxy statement (when it is available) and other documents Herrick Foundation files with the SEC at the SEC’s website at www.sec.gov They may also access a copy of Herrick Foundation’s proxy statement (when it is available) by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the proxy statement (when it is available) by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).
     Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants will be set forth in the proxy statement when it is available. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting also will be contained in the proxy statement referred to above.

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April 2, 2009
BY E-MAIL AND FEDEX
Mr. Todd W. Herrick
Herrick Foundation
c/o Michael Indenbaum
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Dear Todd:
          I am writing on behalf Tecumseh’s Board of Directors in an effort to try and resolve the on-going disputes between Tecumseh and the Herrick family. As I am sure you will agree, it is in the best interests of all of our shareholders that Tecumseh and the Herrick family move beyond these issues so that management and the Board can focus all of their time and energy on the company’s business and operations and the challenges presented by the current economy.
          Over the past year, the controversies between Tecumseh and the Herrick family have been a real distraction to management and the Board, and have resulted in significant costs to the company. As our counsel have discussed, the Board is prepared to make changes to the slate of director candidates proposed by the company to address the issues raised by the Herrick Foundation. Accordingly, the Board is proposing the following (this is the initial proposal that we made, which we continue to believe is the most constructive):
•	Board Composition. The Herrick Foundation has advised the company that it intends to nominate 4 director candidates for election to the Board at the 2009 annual shareholder meeting. As you know, if elected, the Herrick Foundation nominees would represent a majority of the Board. In light of the Herrick Foundation’s economic stake in the company (less than 5%), the Board believes that it would be inappropriate for the Herrick Foundation to designate a majority of the directors of the Board.

The Board is willing, however, to nominate and support all four of the candidates that the Herrick Foundation intends to nominate at the 2009 annual shareholder meeting (subject to confirmation by the Governance and Nominating Committee and the Board that the Herrick Foundation nominees meet the criteria for election to the Board) and increase the size of the Board from seven directors to 11 directors. (Given the significant workload of the Board and its committees, a larger Board would be able to more widely distribute the workload (particularly at the committee
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108
www.tecumseh.com

level - as there could be less committee overlap)). The Board would nominate the seven director candidates set forth in the company’s preliminary Form S-4/Proxy Statement (the “Proxy Statement”) filed with the SEC to fill the remaining director positions. The Board will nominate and support this slate of 11 director candidates, and the Herrick Foundation will agree to support, including vote for, this slate of 11 directors for election to the Board at the 2009 annual shareholder meeting. As you know, the Board has decided not to include either Peter Banks or Dave Risley on its slate, a step we believe responds to your primary concern with the current board.

I understand that you may have some concern with how the four new director candidates were chosen. I want to assure you that the Governance and Nominating Committee undertook a process, with the assistance of Korn/Ferry, to identify candidates that did not have a prior relationship with the company (and, therefore, would not be encumbered by the history of on-going disputes between Tecumseh and the Herrick family) and who could be a resource to management as we deal with a very challenging environment. (Each of the current nominees, other than me, would be independent under the applicable rules of the NASDAQ Market LLC.) We cannot predict whether these director candidates, if elected, would support management’s current strategic plan or any other proposal presented by management. These individuals are highly independent.

We believe that this approach is reasonable and addresses the concerns about the composition of the Board articulated by the Herrick Foundation. Under this proposal, all four of the Herrick Foundation director candidates would be nominated and supported by the Board. We believe that adding several new directors has the potential to facilitate a “fresh start” and better the relationship between Tecumseh and the Herrick family and would help guide the company through these challenging times.

•	Committee Representation. The committees of the newly elected Board would be reconstituted to reflect the composition of the new Board.

•	Recapitalization. The Board has spent significant time and energy evaluating a recapitalization that would update Tecumseh’s capital structure. We believe, based on shareholder feedback and for the reasons set out in the Proxy Statement, that a capital structure which aligns shareholders’ voting and economic interests is in the best interests of the company and all of its shareholders, including the Herrick Foundation. The Herrick Foundation has publicly announced its support for a recapitalization, pursuant to which 1.1 shares of voting common stock would be exchanged for each share of Class B Common Stock (and one share of voting common stock would be exchanged for each share of Class A Common Stock), provided that the recapitalization is put to a vote of the company’s shareholders. In response to the Herrick Foundation’s position, we have modified the terms of the recapitalization to be consistent with the Herrick Foundation’s position and are planning to put the recapitalization to a vote at the 2009 annual shareholder meeting. We would expect that the Herrick Foundation and the Herrick family would support, including voting for, this recapitalization.

     As you know, the Herrick Foundation submitted a “say-on-pay” proposal, which is included in the Proxy Statement. After carefully considering the Herrick Foundation’s proposal (which, even if approved, would not be binding on Tecumseh), Tecumseh adopted a “say-on pay” policy, which also is described in the Proxy Statement. This policy was developed with leading corporate governance experts and was approved by all of Tecumseh’s directors, including Kent and Steve Lebowski, and, we believe, addresses the concerns set out in the Herrick Foundation’s proposal. Tecumseh is only one of a few public companies that has adopted a “say-on-pay” policy which gives shareholders a voice with respect to executive compensation.
     Todd, we have to move forward and resolve the on-going disputes between Tecumseh and the Herrick family as soon as possible. As we saw in November, regardless of which slate is elected at the 2009 annual shareholder meeting, the dispute will go on unless we work together to bring it to an end. For the good of our shareholders, including the Herrick Foundation, the company’s management team and the Board must spend all of their time and energy managing Tecumseh’s business and operations through these very challenging times. We cannot afford, and our shareholders should not tolerate, any unnecessary distractions.
     We believe that the proposal that I have outlined in this letter addresses the issues raised by the Herrick family over the past year and provides for the continued involvement of the Herrick family in the company’s affairs in a manner that is in the best interests of the company and all of its shareholders. It is my hope and the hope of the Board and our management team that this proposal will enable us to resolve the on-going disputes and together focus all of our time and energy on creating shareholder value. I would ask, therefore, that you carefully consider the proposal and recognize it as a way for us to move forward. As you know, we will have to know as soon as possible whether this proposal will form a basis for moving forward in a constructive manner (as we have filed the Proxy Statement and will be trying to convene the 2009 annual shareholder meeting as soon as possible under the circumstances). Therefore, I would ask that you get back to me by April 10, 2009.

Very truly yours,

Edwin L. Buker
Chairman, President and Chief Executive Officer

cc:	Lynn Dennison, Esq Michael J. Aiello, Esq. Patrick Duerr, Esq.